                                                                    EXHIBIT 23.2



                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Synopsys, Inc.



We consent to incorporation by reference in the registration statement dated December 11, 1997 on Form S-8 of Synopsys, Inc. of our report dated October 17, 1997, relating to the consolidated balance sheets of Synopsys, Inc. and subsidiaries as of September 30, 1997, and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1997, which report appears in the September 30, 1997 annual report on Form 10-K of Synopsys, Inc.



/s/ KPMG Peat Marwick LLP

Palo Alto, California
December 10, 1997